UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 1-33726

Date of Report: June 30, 2009

ADVANCED BATTERY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15 West 39th Street, Suite 14A, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

                                    212-391-2752
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Failure to Satisfy a Continued Listing Rule or Standard

On June 30, 2009 the NASDAQ Stock Market sent written notice to Advanced Battery Technologies that its private placement of Series F 0% Convertible Preferred Stock on June 17, 2009 did not comply with NASDAQ Listing Rule 5640.  The notice further stated, however, that the Company has regained compliance with Rule 5640 and that the matter is closed.

On June 17, 2009 Advanced Battery Technologies issued 7,000 shares of Series F Preferred Stock.  The holders of the Series F Preferred Stock, as originally issued, were entitled to cast at any shareholders meeting a number of votes equal to the number of common shares into which their Series F Preferred Stock would be convertible at a conversion rate of $4.00.  However, on the date on which Advanced Battery Technologies contracted to issue the Series F Preferred Stock, the market price of the common stock was $4.23.  The Staff of the NASDAQ Stock Market determined that affording the holders of the Preferred Stock voting rights based on a discounted conversion price constituted a violation of NASDAQ Listing Rule 5640, which states:

Voting rights of existing Shareholders of publicly traded common stock registered under Section 12 of the Act cannot be disparately reduced or restricted through any corporate action or issuance.

On June 24, 2009 Advanced Battery Technologies filed an amendment to the Certificate of Designation of the Series F Preferred Stock.  The amendment changed the voting rights of the holders of the Series F Preferred Stock, such that the holders are now entitled to cast votes equal to the number of shares of common stock into which the Preferred Shares would be convertible if the conversion price were $4.23.  As a result of that amendment the Staff of the NASDAQ Stock Market notified Advanced Battery Technologies that it has regained compliance with Rule 5640.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.

Dated: July 2, 2009	By:/s/ Fu Zhiguo
Fu Zhiguo, Chief Executive Officer